Exhibit 99.1 Press Release

TRACK DATA REPORTS THIRD QUARTER RESULTS

Brooklyn, New York -- November 11, 2003 -- Track Data Corporation (Nasdaq: TRAC) today announced results for its third quarter ended September 30, 2003.

Revenues for the third quarter ended September 30, 2003 were $9,872,000 compared to $14,765,000 for the same period in 2002, a decrease of 33%. Net income for the third quarter of 2003 was $793,000, or $.02 per share, compared to $708,000, or $.01 per share in 2002. Revenues declined significantly from Track ECN following the introduction of Nasdaq's SuperMontage trading system in late 2002. The Company also experienced a significant decline in revenues from its market data services to the professional market due principally to staffing reductions in the securities industry, the use by customers of internally developed services, or lower priced services that are offered by Track or other vendors. These declines are continuing. The 2003 period includes after-tax income of $270,000 from telecommunications credits, and government grants in the aftermath of the September 11 terrorist attack. The 2003 period includes an after-tax gain on marketable securities of $283,000 compared to a gain of $157,000 in the 2002 period.

Revenues for the nine months ended September 30, 2003 were $30,891,000 compared to $41,140,000 for the same period in 2002, a decrease of 25%. Net income for the 2003 period was $1,457,000, or $.03 per share, compared to $1,225,000, or $.02 per share in 2002. The decline in revenues in the 2003 period reflects the same factors described above for the third quarter. The 2003 period includes an after-tax gain on marketable securities of $742,000 compared to a loss of $26,000 in the 2002 period. The 2003 period includes after-tax income of $270,000 from telecommunications credits and government grants. The Company wrote down its investment in two private companies aggregating $310,000, after taxes, in the second quarter of 2002.

Barry Hertz, Chairman and CEO, commented, "We continue to achieve profitable operations by reducing expenses, without jeopardizing our ability to handle growth in the business. In an effort to increase revenues, we are ramping up marketing expenditures for television, print and internet ads."

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunications lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access trading platform with fully integrated market data. proTrack offers unbiased trade routing, allowing clients control over where their orders are sent. proTrack is also available to broker-dealers as an execution platform.

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks. Track ECN offers subscribers a Rebate Model, which offers the highest published rebate in the industry and a Free Model, which offers no access fees to market participants who access its liquidity through Nasdaq's SuperMontage. Because of its no access fee, the Free Model is offered in Nasdaq's first tier with market makers, providing subscribers with fast executions. Track ECN offers subscribers anonymous executions and speed.

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For individual investors, Track Data Securities offers myTrack and TrackTrade, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack and TrackTrade offer continuous, dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For additional information, please contact Rafi Reguer, Vice President, Corporate Communications, at 718-522-0222 or by e-mail: rafi_reguer@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 10-Q, S-3 and S-8. Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2003		2002		2003		2002

Revenues	$9,872,000		$14,765,000		$30,891,000		$41,140,000
Net income	793,000	(A)(C)	708,000	(B)	1,457,000	(A)(C)	1,225,000	(B)(D)
Basic and diluted income per share	$.02		$.01		$.03		$.02
(A) Includes a gain on sale of securities, after taxes, of $283,000 for the three months and $742,000 for the nine months of 2003
(B) Includes a gain on sale of securities, after taxes, of $157,000 for the three months and a loss of $26,000 for the nine months of 2002
(C) Includes after tax income of $270,000 from telecommunications credits and government grants
(D) Includes after tax writedown of investment in private companies of $310,000